Via Facsimile and U.S. Mail
Mail Stop 03-09


October 12, 2005


Mr. Dennis R. Jolicoeur
Chief Financial Officer and
Executive Vice President
21411 Prairie Street
Chatsworth, CA 91311

Re:	Natrol, Inc.
	Form 10-K for the fiscal year ended December 31, 2004

	File No.  000-24567

Dear Mr. Jolicoeur:

We have completed our review of your Form 10-K and have no further comments at this time.



								Sincerely,


								Joel Parker
								Accounting Branch Chief

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Mr. Dennis R. Jolicouer
Natrol, Inc.
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